Exhibit 99.1

For release: Oct. 23, 2018

Contact: Brian Dingerdissen

Aqua America Inc.

Investor Relations

O: 610.645.1191

BJDingerdissen@AquaAmerica.com

Stacey Hajdak

Aqua America Inc.

Communications and Marketing

O: 610.520.6309

M: 267.294.1866

SMHajdak@AquaAmerica.com

Aqua America announces agreement to acquire Peoples

Resulting company will create leading, Pennsylvania-headquartered regulated water and natural gas infrastructure company

●	The resulting company will:
	o	Serve 1 million water utility customer connections and more than 740,000 gas utility customer connections
	o	Have projected annual rate base growth of 7 percent water and 8 to 10 percent natural gas through 2021
	o	Retain corporate and water headquarters in Bryn Mawr and natural gas headquarters in Pittsburgh
	o	Maintain an accelerated infrastructure replacement strategy focused on utility infrastructure reliability that also ensures jobs and growth
●	Create a larger, more diversified, fully regulated water and natural gas utility with stable capital structure and long-term growth opportunities through significant infrastructure investment
●	Transaction is expected to be immediately accretive to earnings the first full year after close and over the long term

BRYN MAWR, Pa. – Aqua America, Inc. (NYSE: WTR) (“Aqua”), a regulated water and wastewater utility, today announced it will acquire Peoples in an all-cash transaction that reflects an enterprise value of $4.275 billion, which includes the assumption of approximately $1.3 billion of debt. This acquisition marks the creation of a new infrastructure company that will be uniquely positioned to have a powerful impact on improving the nation’s infrastructure reliability, quality of life and economic prosperity.

Peoples consists of Peoples Natural Gas Company LLC, Peoples Gas Company LLC and Delta Natural Gas Company Inc. The multi-platform entity brings together the second-largest U.S. water utility and fifth-largest U.S. stand-alone natural gas local distribution company (based on customers), and will serve 1.74 million customer connections, which represent approximately 5 million people. In 2019, the new company will have approximately $10.8 billion in assets and a projected U.S. regulated rate base of over $7.2 billion. The transaction is not expected to have any impact on rates.

The combined enterprise will be among the largest publicly traded water utilities and natural gas local distribution companies in the U.S., uniquely positioned to meaningfully contribute to the nation’s natural gas and water infrastructure reliability. The transaction will bring together two companies that each have more than 130 years of service and proven track records of operational efficiency, complementary service territories and strong regulatory compliance.

Aqua will acquire Peoples from infrastructure funds managed by Sausalito, California-based SteelRiver Infrastructure Partners. The resulting company will be well positioned to grow and generate shareholder value through increased scale, a balanced portfolio and stable capital structure.

“The acquisition of Peoples is a great strategic fit and aligns directly with our growth strategy and core competencies of building and rehabilitating infrastructure, timely regulatory recovery, and operational excellence,” said Aqua Chairman and CEO Christopher Franklin. “Both Aqua and Peoples place customers at the center of all we do. We care deeply for employees and their safety, have expertise in pipe replacement, and prioritize stewardship of the environment. Both companies have worked hard to earn credibility with regulators and respect of other stakeholders, and to employ advanced operational efficiencies, all of which create long-term value for customers, communities, employees and shareholders.”

The combined company will operate regulated utilities over a 10-state footprint and will have its largest concentration in Pennsylvania, which will account for more than 77 percent of the company’s total rate base. Aqua’s rate base is growing annually at approximately 7 percent (2019-2021) and Peoples’ rate base is growing annually at 8 to 10 percent (2019-2021), creating a strong combined growth trajectory.

“By bringing together water and natural gas distribution utility companies that share a core mission of providing essential services to customers, the resulting company will be positioned to grow and drive value, as well as make a long-term, positive contribution to our nation’s infrastructure challenges and ensure service reliability for generations to come,” Franklin said. “The new leadership team will take an integrated management approach to cooperatively running the utilities. We plan to leverage the combined breadth of experience from both companies to lead our new combined company.”

Morgan O’Brien, who will continue to lead the natural gas company, said, “The planned combination with Aqua creates a larger strategic utility committed to growing our region’s economic future using the most responsible and innovative tools in our long-term infrastructure replacement programs in Pennsylvania, West Virginia and Kentucky. Our resulting company is deeply rooted in the long-established regulatory environments where partnership opportunities will support growth and safety. We are focused on strongly encouraging infrastructure replacement and expansion to better serve customers and fuel growth opportunities. In addition, this larger entity will provide employees with enhanced opportunities for career development.

“For example, the Pennsylvania Public Utility Commission has demonstrated its support for our infrastructure investment program, through which we will replace more than 3,100 miles of bare steel and cast-iron pipe in the coming years at a current rate of about 150 miles per year,” said O’Brien.

Post-transaction close, the combined businesses will be led by Franklin. The company’s corporate headquarters will be in Bryn Mawr, Pennsylvania, and Aqua’s water and wastewater operations will remain headquartered in Bryn Mawr. Peoples, the natural gas operating subsidiary, and its employees will remain headquartered in Pittsburgh and other operating locations will remain unchanged.

Transaction details

The transaction is anticipated to be immediately accretive to earnings the first full year after close and over the long term. Management anticipates enhanced future earnings growth and continued long-term dividend growth. Significant growth in rate base and earnings is expected to be driven by pipe-replacement capital expenditures, new customer connections and continued success in municipal acquisitions. As a larger publicly traded utility, the resulting company will have enhanced ability to access capital and fund its infrastructure and capital expenditure needs.

The all-cash transaction reflects an enterprise value of Peoples of $4.275 billion, which includes the assumption of approximately $1.3 billion of debt. The acquisition is supported by a fully committed bridge facility. Permanent financing will include an appropriate mix of equity and debt to target a strong balance sheet and investment-grade credit ratings.

The transaction is subject to regulatory approvals, including approval by the public utility commissions in Pennsylvania, Kentucky and West Virginia. Assuming fulfillment of those conditions, closing of the transaction is expected in mid-2019.

Following closing, the company’s operational makeup will consist of greater than 99 percent in regulated utilities. Total rate base is expected to exceed $7.2 billion, with approximately 70 percent in water and wastewater and 30 percent in natural gas. Total rate base is expected to grow approximately 7 percent a year for Aqua and 8 to 10 percent a year for Peoples through 2021.

2018 Aqua Guidance

Aqua reaffirms the prior guidance and qualifies its earnings per diluted common share range to be exclusive of transaction expenses associated with the Peoples transaction.

●	Earnings per diluted common share of $1.37 to $1.42, excluding transaction expenses
●	Infrastructure investments of approximately $500 million in 2018 for communities served by Aqua
●	Infrastructure investments of approximately $1.4 billion through 2020 in existing operations to improve and strengthen systems
●	Total customer growth of between 2 and 3 percent for 2018
●	Aqua Pennsylvania filed a rate case in August 2018 with resolution expected in 2019

Advisors

Moelis & Company LLC is serving as the lead financial advisor to Aqua. Goldman Sachs & Co. LLC and RBC Capital Markets are also serving as financial advisors to Aqua, and Goldman Sachs Bank USA and Royal Bank of Canada are providing the fully committed bridge facility. Simpson Thacher & Bartlett LLP is serving as legal advisor to Aqua.

Morgan Stanley & Co. LLC is serving as financial advisor to the seller, and Winston & Strawn LLP is the seller’s legal advisor.

Analyst call information

Date: Oct. 23, 2018

Time: 8:30 a.m. EDT (please dial in by 8:15 a.m.)

Webcast and slide presentation link: http://ir.aquaamerica.com/events-&-presentations

Replay Dial-in #: 888.203.1112 (U.S.) & +1 719.457.0820 (International)

Confirmation code: 9368677

A conference call with financial analysts will take place on Oct. 23 at 8:30 a.m. Eastern Daylight Time. The call and slide presentation will be webcast live so that interested parties may listen over the internet by logging on to AquaAmerica.com and following the link for Investor Relations. The webcast will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on Oct. 23, 2018 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 9368677). International callers can dial +1 719.457.0820 (pass code 9368677).

Organizational information

Aqua America is a 132-year-old regulated water and wastewater utility whose 1,600 employees serve 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Headquartered in Bryn Mawr, Pennsylvania near Philadelphia, Aqua’s mission is to protect and provide Earth’s most essential resource for the customers and communities it serves. Aqua’s subsidiaries treat and deliver water through thousands of miles of distribution pipe to customers in its footprint. Its team of dedicated experts helps ensure a safe and reliable drinking water supply, and a professional team of engineers and operators helps plan, design and install about 150 miles of distribution pipe every year. The team performs its work with integrity, respect and the pursuit of excellence at the forefront of all it does. Since 1995, Aqua has added and successfully integrated water and wastewater systems from 300 acquisitions to its family.

Peoples is a 133-year-old natural gas company headquartered in Pittsburgh, Pennsylvania, with about 1,500 employees who live and work in the communities it serves. Owned by infrastructure funds managed by SteelRiver Infrastructure Partners since 2010, Peoples is the largest natural gas distribution company in Pennsylvania, providing reliable, low-cost natural gas distribution service to approximately 740,000 customers in Western Pennsylvania, West Virginia, and Kentucky. In the last 7 years, Peoples purchased the T.W. Phillips Gas & Oil Company and Equitable Gas, adding service territories in West Virginia and Kentucky. In 2017, Peoples closed its purchase of Delta Natural Gas, which retains this brand name and is headquartered in Winchester, Kentucky. In the past 8 years, Peoples has grown its customer base from approximately 360,000 customers to over 740,000 customers.

Caution concerning forward-looking statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among other statements regarding: the anticipated impact of the transaction on the company’s earnings; anticipated growth rates; the expected timing of the closing of the transaction; financing for the transaction; the anticipated year-end earnings per share results; and the anticipated amount of capital investment through 2018. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: the company’s ability to obtain the necessary regulatory approvals on a timely basis or at all; the company’s ability to integrate the acquired business; the company’s ability to achieve the projected synergies in connection with the proposed transaction and to grow the combined business; general economic business conditions; the company’s ability to fund needed infrastructure due to its financial position; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit and equity markets (including without limitation disruptions that could affect access to capital anticipated for the consummation of the contemplated transaction); the success of growth initiatives; the company’s ability to execute on its core capabilities of prudently deploying capital, consistently earning credibility with stakeholders, and maintaining its status as one of the most efficient utilities in the United States; and other factors discussed in our Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Aqua America’s business, please refer to Aqua America’s annual, quarterly and other SEC filings. Aqua America is not under any obligation – and expressly disclaims any such obligation – to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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